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                                                                    EXHIBIT 23.1

                         CONSENT OF KPMG LLP


The Board of Directors
ClickAction Inc.

We consent to incorporation by reference in the registration statements Nos. 333-34078 and 333-38008 on Form S-8 and Nos. 333-45204 and 333-35185 on Form S-3
of ClickAction Inc. of our report dated February 15, 2001, relating to the consolidated balance sheets of ClickAction Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of ClickAction Inc.

                                                                  KPMG LLP



Mountain View, California
March 29, 2001